FOLEY & LARDNER LLP	EXHIBIT 5.1 100 N TAMPA ST SUITE 2700 TAMPA, FL 33602-5810 813.229.2300 TEL 813.221.4210 FAX FOLEY.COM

September 28, 2026

PetMed Express, Inc. 420 South Congress Avenue Delray Beach, Florida 33445

Re: PetMed Express, Inc. 2024 Inducement Incentive Plan, as amended and restated
Ladies and Gentlemen:
We have acted as counsel for PetMed Express, Inc., a Florida corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), registering 500,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, together with the preferred stock purchase rights (the “Rights”) associated therewith, which may be issued pursuant to the PetMed Express, Inc. 2024 Inducement Incentive Plan, as amended and restated (the “Plan”). The terms of the Rights are set forth in the Rights Agreement, dated as of December 3, 2024 and amended as of November 26, 2025 (as so amended, the “Rights Agreement”), by and between the Company and Continental Stock Transfer & Trust Company, as rights agent (in such capacity, the “Rights Agent”).
In connection with our representation, we have examined: (i) the Plan; (ii) the Rights Agreement; (iii) the Registration Statement, including the exhibits (including those incorporated by reference) constituting a part of the Registration Statement; (iv) the Amended and Restated Articles of Incorporation of the Company, as amended to date; (v) the Third Amended and Restated Bylaws of the Company; (vi) the resolutions of the Company’s Board of Directors relating to the Plan and the issuance of the Shares thereunder; and (vii) such other corporate proceedings, documents and records and certificates of government officials as we have deemed necessary or appropriate to enable us to render this opinion.
In our examination of the above-referenced documents, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents, certificates and instruments submitted to us as copies. We have also assumed the accuracy of all other information provided to us by the Company during the course of our investigations, on which we have relied in issuing the opinion expressed below.
It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is effective.
We express no opinion herein as to the laws of any state or jurisdiction other than the Business Corporation Act of the State of Florida and the federal laws of the United States of America. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the prospectus that forms a part thereof, other than as expressly stated herein with respect to the issuance of the Shares and the associated Rights.
4907-0857-8943.1

FOLEY & LARDNER LLP
PetMed Express, Inc.
September 28, 2026

Based upon and subject to the foregoing, we are of the opinion that:
1.    Each of the Shares, if and when issued by the Company pursuant to the terms and conditions of the Plan and as contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.
2.    The Right associated with each Share will be validly issued, fully paid and nonassessable when (a) such associated Share has been issued by the Company pursuant to the terms and conditions of the Plan and as contemplated by the Registration Statement, and (b) such Right has been issued by the Company pursuant to the terms of the Rights Agreement.
In rendering the opinion in paragraph 2 above, we have also assumed that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent and that the members of the Board of Directors have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement. Such opinion does not address the determination a court of competent jurisdiction may make regarding whether the Board of Directors may be required to redeem or terminate, or take other action with respect to, the Rights in the future based on the facts and circumstances then existing. Such opinion addresses corporate procedures in connection with the issuance of the Rights associated with the Shares, and not any particular provision of the Rights or the Rights Agreement. We note that it is not settled whether the invalidity of any particular provision of a rights agreement or purchase rights issued thereunder would invalidate such rights in their entirety.
We hereby consent to the use of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.
Very truly yours,
/s/ Foley & Lardner LLP

FOLEY & LARDNER LLP